Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amtech Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-09917, 333-10117 and 333-47098) on Form S-3 and (Nos. 333-09911, 333-09909, 333-46086, 333-76812 and 333-103101 ) on Form S-8 of Amtech Systems, Inc. of our report dated January 10, 2005, with respect to the consolidated balance sheets of Amtech Systems, Inc. as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended September 30, 2004, which report appears in the September 30, 2004 annual report on Form 10-K of Amtech Systems, Inc.

/s/ KPMG LLP

Phoenix, Arizona
January 13, 2005